Exhibit 10.4

Western® Digital	Western Digital Corporation ID: 95-2657125 P.O. Box 19665 Lake Forest, CA 92630-7741 (949) 672-7000 x 27985/27986
Notice of Grant of Long-Term Cash Award
and Long-Term Cash Award Agreement — Executives

«First» «Last»
«Address_1»	Plan:	2004 Performance Incentive Plan
«Address_2»	ID:	«Ee_ID»
«City», «State» «Zip»
Congratulations! Effective  _____, you have been granted a Long-Term Cash Award (a “Cash Award”) of Western Digital Corporation. This Cash Award was granted under the 2004 Performance Incentive Plan (the “Plan”).
Target Cash Award: «Perf_Cash».
Measurement Period covered by grant: _____  to _____ (”Measurement Period”).
Your Cash Award is subject to the terms and conditions of this Notice, the attached Standard Terms and Conditions for Long-Term Cash Award — Executives (the “Standard Terms”) and the Plan. By accepting the award, you are agreeing to the terms and provisions set forth in those documents. You should read the Plan and the Standard Terms. The Standard Terms and the Plan are each incorporated into (made a part of) this Notice by this reference. You do not have to accept your award. If you do not agree to the terms of your award, you should promptly return this Notice to the Western Digital Corporation Stock Plans Administrator.
A copy of the Plan and the Standard Terms have been provided to you. If you need another copy of these documents, or if you would like to confirm that you have the most recent version, please contact the Law Department.
Long-Term Cash Award (Executives) Sept. 2011

Western®
Digital
Western Digital Corporation 20511 Lake Forest Drive
Lake Forest, California 92630 Telephone 949 672-7000
STANDARD TERMS AND CONDITIONS FOR
LONG-TERM CASH AWARD — EXECUTIVES
1. Long-Term Cash Award Subject to 2004 Performance Incentive Plan
The Long-Term Cash Award (the “Cash Award”) referred to in the attached Notice of Grant of Long-Term Cash Award and Long-Term Cash Award Agreement — Executives (the “Notice”) is awarded under the Western Digital Corporation (the “Corporation”) Amended and Restated 2004 Performance Incentive Plan (the “Plan”). The Cash Award is subject to the terms and provisions of the Notice, these Standard Terms and Conditions for Long-Term Cash Award — Executives (these “Standard Terms”), and the Plan. To the extent any information in the Notice or other information provided by the Corporation conflicts with the Plan and/or these Standard Terms, then the Plan or these Standard Terms, as applicable, shall control. To the extent any terms and provisions in these Standard Terms conflict with the terms and provisions of the Plan, the Plan shall control. The Notice and these Standard Terms, together, constitute the “Agreement” with respect to the Cash Award pursuant to Section 5.3 of the Plan. The holder of the Cash Award is referred to herein as the “Participant.” Capitalized terms not defined herein have the meanings set forth in the Plan.
2. Performance Goals
The Compensation Committee of the Board of Directors of the Corporation (the “Committee”) shall set one or more objective performance goals for Participant for the Measurement Period, in accordance with Section 5.2 of the Plan (“Performance Goals”). Upon determination by the Committee of the Performance Goals, the Performance Goals for the Measurement Period shall be attached as Exhibit A hereto.
3. Determination and Payment of Cash Award Payment Amount
Within a reasonable period of time following the end of the Measurement Period, the Committee shall determine, in accordance with the Performance Goals and related criteria and methodology established by the Committee described on Exhibit A hereto, the extent to which the Performance Goals have been achieved and authorize the cash payment of an award, if any, to Participant (the “Cash Award Payment Amount”). The Cash Award Payment Amount shall equal the dollar amount of the Cash Award set forth on the Notice of Grant of Cash Performance Award (“Target Cash Award”) multiplied by a percentage that shall be determined by the Committee in accordance with the Performance Goals and related criteria and methodology described on Exhibit A hereto (the “Cash Award Performance Percentage”), subject to adjustment as described in this Agreement. Subject to Sections 5, 6 and 13 below, payment of the Cash Award Payment Amount shall be made to Participant or, in the event of Participant’s death, to Participant’s legal representative, as soon as practicable after the certification of awards by the Committee (but no later than seventy-four (74) days following completion of the Measurement Period), net of amounts withheld in satisfaction of the requirements of Section 8(b) below. The Cash Award Performance Percentage and the Cash Award Payment Amount are subject to adjustment (which may be a reduction) as provided in this Agreement.
4. Termination at Payment of Cash Award
Unless terminated earlier under Section 5 below, a Participant’s rights under this Agreement with respect to the Cash Award awarded under this Agreement shall terminate at the time any Cash Award Payment Amount is paid to Participant or at such time that the Cash Award is no longer eligible to become paid, as determined by the Administrator or the Committee.
Long-Term Cash Award (Executives) Sept. 2010

5. Termination of Employment; Change in Control Event
(a) Termination of Employment. Except as expressly provided below in this Section 5 and subject to Section 7.2 or 7.3 of the Plan and subject to adjustment as provided in Section 6 hereof, in the event the Participant ceases to be employed by or to provide services to the Corporation and its Subsidiaries for any reason (the last day that the Participant is employed by the Corporation or a Subsidiary prior to a period of non-employment by any such entity is referred to as the Participant’s “Severance Date”), the Participant’s Cash Award and any right to receive a Cash Award Payment Amount shall terminate to the extent a Cash Award Payment Amount has not yet been determined by the Committee as described in Section 3, as of the Severance Date; provided, however, that in the event of the Participant’s death at a time when the Participant is employed by or providing services to the Corporation or any of its Subsidiaries, a pro-rata portion of the Cash Award Payment Amount shall be paid (equal to the Cash Award Payment Amount that the Participant would have been entitled to had he or she continued to be employed through the applicable payment date, multiplied by a fraction the numerator of which is the number of days in the Measurement Period that the Participant was employed by the Corporation or one of its Subsidiaries prior to the Participant’s death and the denominator of which is the total number of days in the Measurement Period) to the Participant’s beneficiary at the same time as Cash Award Payment Amounts are paid generally with respect to the Measurement Period. The Administrator shall be the sole judge, for purposes of the Cash Award, as to whether the Participant continues to render services to the Corporation or its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.
(b) Change in Control Event Generally. Upon (or, as may be necessary to effectuate the purposes of this provision, immediately prior to) the occurrence of a Change in Control Event in which the Cash Award is to terminate (i.e., the Administrator has not made a provision for the substitution, assumption, exchange or other continuation of the Cash Award and the Cash Award will not otherwise continue in accordance with its terms in the circumstances), subject to Section 6 below and Participant then being an Eligible Person (or having died during the Measurement Period while employed by or providing services to the Corporation or any of its Subsidiaries), the Cash Award Payment Amount, based on a Cash Award Performance Percentage of 100% (or such greater percentage as the Committee, in its sole discretion, may deem appropriate in the circumstances, and subject to pro-ration as provided in Section 5(a) in the event the Participant had died during the Measurement Period and prior to the Change in Control Event), multiplied by the Target Cash Award shall become payable hereunder to Participant. Such Cash Award Payment Amount (after giving effect to the foregoing sentence) shall be paid, net of amounts withheld in satisfaction of the requirements of Section 8(b) below, to Participant or, in the event of Participant’s death, to Participant’s legal representative, as soon as practicable following (and in all events no more than seventy-four (74) days after) the Change in Control Event; provided, however, that if the Participant has made a deferral election with respect to such payment pursuant to Section 13(a) that is then in effect, such payment shall be made in accordance with the terms of the Corporation’s Amended and Restated Deferred Compensation Plan.
(c) Termination in Connection with a Change in Control Event. In the event the Participant ceases to be employed by the Corporation or any of its Subsidiaries as a result of either a termination of employment by the Corporation or one of its Subsidiaries without “Cause” (as defined below) or the resignation of the Participant for “Good Reason” (as defined below), in either case upon or within the one (1) year period following the occurrence of a Change in Control Event, subject to Section 6 below and Participant then being an Eligible Person, the Cash Award Payment Amount, based on a Cash Award Performance Percentage of 100% (or such greater percentage as the Committee, in its sole discretion, may deem appropriate in the circumstances), multiplied by the Target Cash Award shall become payable hereunder to Participant. Such Cash Award Payment Amount (after giving effect to the foregoing sentence) shall be paid, net of amounts withheld in satisfaction of the requirements of Section 8(b) below, to Participant or, in the event of Participant’s death, to Participant’s legal representative, as soon as practicable following (and in all events no more than seventy-four (74) days after) the Severance Date; provided, however, that if the Participant has made a deferral election with respect to such payment pursuant to Section 13(a) that is then in effect, such payment shall be made in accordance with the terms of the Corporation’s Amended and Restated Deferred Compensation Plan.
Long-Term Cash Award (Executives) Sept. 2011

For purposes of this Section 5(c), the term “Cause” shall mean the occurrence or existence of any of the following with respect to the Participant, as determined by a majority of the disinterested directors of the Board:
(A) the Participant’s conviction by, or entry of a plea of guilty or nolo contendre in, a court of competent and final jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved;
(B) whether prior or subsequent to the date hereof, the Participant’s willful engaging in dishonest or fraudulent actions or omissions which results directly or indirectly in any demonstrable material financial or economic harm to the Corporation, one or more of its Subsidiaries, or any of their respective affiliates;
(C) the Participant’s failure or refusal to perform his or her duties as reasonably required by his or her employer, provided that the Participant shall have first received written notice from the employer stating with specificity the nature of such failure or refusal and affording the Participant at least five (5) days to correct the act or omission complained of;
(D) gross negligence, insubordination, material violation by the Participant of any duty of loyalty to the Corporation, one or more of its Subsidiaries, or any of their respective affiliates, or any other material misconduct on the part of the Participant, provided that the Participant shall have first received written notice from the Corporation stating with specificity the nature of such action or violation and affording the Participant at least five (5) days to correct such action or violation;
(E) the repeated non-prescription use of any controlled substance, or the repeated use of alcohol or any other non-controlled substance which in the Board’s reasonable determination interferes with the Participant’s service as an officer or employee of the Corporation, one or more of its Subsidiaries, or any of their respective affiliates;
(F) sexual harassment by the Participant that has been reasonably substantiated and investigated;
(G) involvement in activities representing conflicts of interest with the Corporation, one or more of its Subsidiaries, or any of their respective affiliates;
(H) improper disclosure of confidential information;
(I) conduct endangering, or likely to endanger, the health or safety of another employee;
(J) falsifying or misrepresenting information on the records of the Corporation, one or more of its Subsidiaries, or any of their respective affiliates; or
(K) the Participant’s physical destruction or theft of substantial property or assets of the Corporation, one or more of its Subsidiaries, or any of their respective affiliates
For purposes of this Section 5(c), the term “Good Reason” shall mean any of the following without the Participant’s express written consent:
(i) a material diminution in the Participant’s authority, duties or responsibilities in effect immediately prior to the Change in Control Event;
(ii) a material diminution by the Employer (as defined below) in the Participant’s base compensation in effect immediately prior to a Change in Control Event;
(iii) any material breach by the Corporation or the Employer of any right that the Participant has under a written severance plan of the Corporation or the Employer in which the Participant participates or by the Corporation or the Employer of any written employment agreement either of them may be a party to with the Participant; or
Long-Term Cash Award (Executives) Sept. 2011

(iv) the requirement by the Employer that the Participant’s principal place of employment be relocated more than fifty (50) miles from his or her place of employment immediately prior to a Change in Control Event;
provided, however, that any such condition shall not constitute “Good Reason” unless both (i) the Participant provides written notice to the Corporation of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (ii) the Corporation fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with the Corporation shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.”
For purposes of this Award Agreement, “Employer” shall mean the Corporation or its Subsidiary employing the Participant; provided however, that nothing contained herein shall prohibit the Corporation or another of its Subsidiaries fulfilling any obligation of the employing entity to the Participant and for such purposes will be deemed the act of the Employer.
6. Adjustments; Performance-Based Compensation
(a) Adjustments. In determining the Cash Award Performance Percentage and the Cash Award Payment Amount with respect to the Measurement Period, the Committee shall (to the extent necessary and without duplication, and to the extent not taken into account in setting the applicable Performance Goal(s), as applicable) adjust the Performance Goals as follows:
(i) to eliminate the financial statement impact of acquisitions and costs associated with such acquisitions and the costs incurred in connection with potential acquisitions that are required to be expensed under Generally Accepted Accounting Principles (GAAP);
(ii) to eliminate the financial statement impact of divestitures and costs associated with such divestitures and the costs incurred in connection with potential divestitures that are required to be expensed under GAAP;
(iii) to eliminate the financial statement impact of any new changes in accounting standards announced during the year that are required to be applied during the year in accordance with GAAP;
(iv) to eliminate the financial statement impact of restructuring charges that are required to be expensed (or reversed) under GAAP;
(v) to eliminate the financial statement impact of goodwill and intangible asset impairment charges that are required to be recorded under GAAP; and
(vi) to eliminate the financial statement impact of legal settlements that have an impact on revenues or expenses under GAAP.
The Committee’s determination of whether, and the extent to which, any such adjustment is necessary shall be final and binding.
(b) Reduction of Cash Award Payment Amount. Notwithstanding Section 3 or any other term of this Agreement, the Committee may in its sole and absolute discretion reduce the Cash Award Payment Amount, if the Committee determines that such reduction is necessary or advisable due to current business conditions or for any other reason, including the Committee’s judgment that the Performance Goals have become an inappropriate measure of achievement, a change in the employment status, position or duties of the Participant, unsatisfactory performance of the Participant, or based on the Participant’s services and contributions for the Measurement Period.
(c) Performance-Based Compensation. Cash Awards are intended to be Performance-Based Awards based on Business Criteria, as described in Section 5.2 of the Plan. Compensation attributable to the Agreement is intended to constitute qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder. This Agreement shall be construed and administered by the Committee in a manner consistent with this intent.
Long-Term Cash Award (Executives) Sept. 2011

7. Acknowledgment of Nature of Plan and Cash Awards
In accepting the Cash Award, Participant acknowledges that:
(a) the Plan is established voluntarily by the Corporation, it is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, as provided in the Plan;
(b) the Award of this Cash Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Cash Awards, or benefits in lieu of Cash Awards even if Cash Awards have been awarded repeatedly in the past;
(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Corporation; and
(d) Participant’s participation in the Plan is voluntary.
8. Taxes
(a) Responsibility for Tax-Related Items. Regardless of any action the Corporation or Participant’s actual employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax or other tax-related withholding (“Tax Related Items”), Participant acknowledges that the ultimate liability for all Tax Related Items legally due by Participant is and remains Participant’s responsibility and that the Corporation and/or the Participant’s actual employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Cash Award, including the grant of the Cash Award, the determination of the Cash Award Payment Amount or the payment of the Cash Award Payment Amount; and (ii) do not commit to structure the terms of the grant or any aspect of the Cash Award to reduce or eliminate the Participant’s liability for Tax Related Items.
(b) Withholding Taxes. The Corporation (or any of its Subsidiaries last employing the Participant) shall be entitled to withhold from any Cash Award Payment Amount an amount necessary to satisfy any withholding obligations of the Corporation or any Subsidiary with respect to such payment.
9. Nontransferability
Prior to the time that a Cash Award Payment Amount is paid to Participant, no Cash Award or right to receive a Cash Award Payment Amount, any interest therein, nor any amount payable in respect thereof, may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) subject to Section 5(a), transfers by will or the laws of descent and distribution.
10. No Right to Employment
Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation.
Long-Term Cash Award (Executives) Sept. 2011

11. Arbitration
Any controversy arising out of or relating to this Agreement (including these Standard Terms) and/or the Plan, their enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of their provisions, or any other controversy arising out of or related to the Cash Award, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence above. The parties agree that Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with the resolution of the dispute. By accepting the Cash Award, the Participant consents to all of the terms and conditions of this Agreement (including, without limitation, this Section 11).
12. Governing Law
This Agreement, including these Standard Terms, shall be interpreted and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles thereunder) and applicable federal law.
13. Deferrals; Construction
(a) Notwithstanding anything to the contrary contained herein, the Participant may elect, on a form and in a manner provided by the Corporation and by any applicable deferral election deadline, to defer receipt of any or all Cash Award Payment Amounts that become payable pursuant to this Agreement under the Corporation’s Deferred Compensation Plan (the “Deferred Compensation Plan”), provided that any such election must be made in accordance with the provisions of the Deferred Compensation Plan. If the Participant makes such a deferral election, the deferred amounts will be paid in accordance with the payment provisions of the Deferred Compensation Plan (including without limitation the provisions requiring a six-month payment delay for any payment on account of a separation from service if the Participant is a “specified employee” for purposes of Section 409A of the Code), which are incorporated herein by this reference, and any applicable distribution election made by the Participant under and in accordance with the rules of the Deferred Compensation Plan.
(b) It is intended that the terms of the Cash Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Agreement shall be construed and interpreted consistent with that intent.
14. Severability
If the arbitrator selected in accordance with Section 11 or a court of competent jurisdiction determines that any portion of this Agreement (including these Standard Terms) or the Plan is in violation of any statute or public policy, then only the portions of this Agreement or the Plan, as applicable, which are found to violate such statute or public policy shall be stricken, and all portions of this Agreement and the Plan which are not found to violate any statute or public policy shall continue in full force and effect. Furthermore, it is the parties’ intent that any order striking any portion of this Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.
Long-Term Cash Award (Executives) Sept. 2011

15. Entire Agreement
This Agreement (including these Standard Terms) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
16. Section Headings
The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
Long-Term Cash Award (Executives) Sept. 2011

EXHIBIT A
LONG-TERM CASH AWARD — EMPLOYEES
Performance Goals
[Performance Goals shall be expressed in terms of one or more of the following corporate measures (or such other measures that may be defined as “Business Criteria” pursuant to the Plan): earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. Each such Performance Goal may be expressed on an absolute and/or relative basis, may employ comparisons with past performance of the Corporation (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.]